Exhibit 5.1
Robyn P. Turner
Corporate Counsel
Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
Tel: (973) 948-1766
Fax: (973) 948-0282
E-mail: robyn.turner@selective.com
November 14, 2007
Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
Ladies and Gentlemen:
     I am Corporate Counsel for Selective Insurance Group, Inc., a New Jersey corporation (the “Company”), and, in such capacity, have acted as counsel to the Company in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of deferred compensation obligations (the “Obligations”) under the Selective Insurance Company of America Deferred Compensation Plan (2005) (the “Plan”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.
     In rendering the opinion set forth herein, I have examined originals, or copies, certified or otherwise, identified to my satisfaction, of the Registration Statement and such corporate records, documents, agreements, instruments and certificates of public officials and of officers of the Company as I have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.
     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as set forth in the opinion below, the validity and binding effect on such parties. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
     Based upon the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Obligations, when issued in accordance with the Plan, will be valid and binding obligations of Selective Insurance Company of America, a wholly-owned subsidiary of the Company and of those affiliates of the Company who adopt the Plan, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and subject to general equity principles.

     The opinion set forth herein is limited to the laws of the State of New Jersey. I do not express any opinion with respect to the laws of any other jurisdiction or as to the effect of the law of any other jurisdiction on the opinion herein stated.
     I hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Robyn P. Turner
Robyn P. Turner, Esq.